Exhibit 4.2

SECURED PROMISSORY NOTE

Up to U.S. $8,385,000.00	November 13, 2024

FOR VALUE RECEIVED, Grafiti Holding, Inc., a British Columbia corporation (“Borrower”), promises to pay in lawful money of the United States of America to the order of Braebeacon Holdings, Inc., a corporation incorporated pursuant to the laws of the Province of Ontario, or its successors or assigns (“Lender”), the principal sum of up to $8,385,000.00, together with all other amounts due under this Secured Promissory Note (this “Note”). This Note is issued pursuant to that certain Note Purchase Agreement of even date herewith between Borrower and Lender (the “Purchase Agreement”).

1. FUNDING SCHEDULE. So long as each of the Funding Conditions (as defined below) is satisfied on each applicable funding date (unless waived by Lender), Lender will fund this Note in accordance with the following schedule: (a) $2,000,000.00 on January 31, 2025, (b) $1,500,000.00 on April 30, 2025, (c) $1,500,000.00 on July 31, 2025, and (d) $1,500,000.00 on September 30, 2025. Following the closing of the Business Combination (as defined in the Purchase Agreement), for each $1.00 in funds Borrower raises in the sale of any of its common or preferred stock (including any warrant exercises) in a financing for the purpose of raising capital, at Lender’s sole election in writing to the Borrower, Lender may reduce its next funding obligation hereunder by $0.50. The term “Funding Conditions” means: (i) no Event of Default (as defined below) has occurred hereunder, (ii) Borrower’s common stock is listed for trading on Nasdaq, (iii) Borrower is current on all of its 1934 Act (as defined in the Purchase Agreement) filings with the SEC (as defined in the Purchase Agreement), and (iv) neither Borrower nor Damon Motors, Inc. has granted any security interest, lien or encumbrance with respect to any of its assets after November 13, 2024.

2. PAYMENT. Borrower shall pay to Lender the entire outstanding balance of this Note on or before the date that is eighteen (18) months from the first funding hereunder (the “Maturity Date”). Borrower will make all payments of sums due hereunder to Lender at Lender’s address set forth in the Purchase Agreement, or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, then to accrued interest and finally to principal.

3. INTEREST. Interest shall accrue on the outstanding balance of this Note at the rate of ten percent (10%) per annum from the date hereof until this Note is paid in full. Upon the occurrence of an Event of Default, interest shall accrue on the outstanding balance of this Note at the lesser of the rate of twenty-two percent (22%) per annum or the maximum rate permitted by applicable law. All interest calculations hereunder shall be computed on the basis of a 360-day year comprised of twelve (12) thirty (30) day months, shall compound daily and shall be payable in accordance with the terms of this Note.

4. ORIGINAL ISSUE DISCOUNT; TRANSACTION EXPENSES. For each $1.00 funded by Lender under this Note, an additional $0.29 in original issue discount will be added to the outstanding balance. Borrower also agrees to pay $25,000.00 to cover Lender’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of this Note, which amount will be deducted from the first funding hereunder.

5. PREPAYMENT. Borrower may pay all or any portion of the amount owed earlier than it is due; provided that in the event Borrower elects to prepay all or any portion of the outstanding balance, it shall pay to Lender 115% of the portion of the outstanding balance Borrower elects to prepay. Early payments of less than all principal, fees and interest outstanding will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s remaining obligations hereunder.

6. REDEMPTIONS. Beginning on the date that is the earlier of (i) thirteen (13) months from the closing date of the Business Combination and (ii) January 1, 2026, and for each calendar month thereafter until this Note is paid in full, Lender shall have the right to require Borrower to redeem up to an aggregate of one-sixth (1/6) of the outstanding balance of this Note plus any interest accrued hereunder each month (each monthly exercise, a “Monthly Redemption Amount”) by providing written notice (each, a “Monthly Redemption Notice”) delivered to Borrower by facsimile, email, mail, overnight courier, or personal delivery; provided, however, that if Lender does not exercise any Monthly Redemption Amount in a corresponding month, then such Monthly Redemption Amount shall be available for Lender to redeem in any future month in addition to such future month’s Monthly Redemption Amount. Upon receipt of any Monthly Redemption Notice, Borrower shall pay the applicable Monthly Redemption Amount in cash to Lender within five (5) Business Days of Borrower’s receipt of such Monthly Redemption Notice. As used in this Note, “Business Day” means any day other than a Saturday, Sunday or a bank holiday in the City of Vancouver, British Columbia.

7. Monitoring FeeS. Borrower shall be charged a separate fee equal to five percent (5%) of the outstanding balance of this Note on the date that is nine (9) months from the first funding date of this Note to cover Lender’s accounting, legal and other costs incurred in monitoring this Note based on the then-current outstanding balance of this Note. The foregoing fee shall automatically be added to the outstanding balance on the applicable date without any further action by either party.

8. EVENT OF DEFAULT. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a) Failure to Pay. Borrower shall fail to pay when due, whether at stated maturity, upon acceleration or otherwise, any principal or interest payment, or any other payment required under the terms of this Note on the date due.

(b) Breaches of Covenants. Borrower or any other person or entity defaults or otherwise fails to observe or perform any covenant, obligation, condition or agreement of Borrower contained herein or in any other Transaction Document (as defined in the Purchase Agreement), only if such default or breach remains uncured for a period of at least ten (10) Business Days.

(c) Representations and Warranties. Any representation or warranty made by Borrower to Lender in this Note, the Purchase Agreement, any other Transaction Document, or any related agreement shall be false, incorrect, incomplete or misleading in any material respect when made or furnished.

(d) Voluntary Bankruptcy or Insolvency Proceedings. Borrower shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii)  make a general assignment for the benefit of its or any of its creditors, (iii) be dissolved or liquidated, or (iv) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it.

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator, or custodian of Borrower or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization, or other relief with respect to Borrower or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within sixty (60) days of commencement.

(f) Judgment. A judgment or judgments for the payment of money in excess of the sum of $500,000.00 in the aggregate shall be rendered against Borrower and either (i) the judgment creditor executes on such judgment or (ii) such judgment remains unpaid or undischarged for more than sixty (60) days from the date of entry thereof or such longer period during which execution of such judgment shall be stayed during an appeal from such judgment.

(g) Attachment. Any execution or attachment shall be issued whereby any substantial part of the property of Borrower shall be taken and the same shall not have been vacated or stayed within sixty (60) days after the issuance thereof.

(h) Cross Default. Borrower breaches in any material respect or any event of default occurs under any term or provision of any Other Agreement (as defined hereafter) and any applicable cure period has expired with respect thereto. For purposes hereof, “Other Agreement” means: (a) collectively, all existing and future agreements and instruments between, among or by Borrower, on the one hand, and Lender, on the other hand, and (b) that certain Secured Promissory Note issued to Braebeacon Holdings, Inc. on November 13, 2024.

9. ACCELERATION; REMEDIES.

(a) At any time following the occurrence of an Event of Default (other than an Event of Default referred to in Sections 7(d) and 7(e)), Lender may, by written notice to Borrower, declare the then current outstanding balance of this Note multiplied by 110%, to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. Upon the occurrence or existence of any Event of Default described in Sections 7(d) and 7(e), immediately and without notice, the then current outstanding balance of this Note multiplied by 110%, shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein to the contrary notwithstanding. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Lender may exercise any other right, power or remedy permitted to it by law, either by suit in equity or by action at law, or both.

(b) Upon the occurrence of a Change in Control (as defined below), and without further notice to Borrower, the then current outstanding balance of this Note multiplied by 110%, shall become immediately due and payable. For purposes hereof, a “Change in Control” means a sale of all or substantially all of Borrower’s assets, or a merger, consolidation, or other capital reorganization of Borrower with or into another company, other than Business Combination, and does not include a significant equity financing; provided however that a merger, consolidation, or other capital reorganization in which the holders of the equity of Borrower outstanding immediately prior to such transaction continue to hold (either by the voting securities remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of Borrower, or such surviving entity, outstanding immediately after such transaction shall not constitute a Change in Control.

10. COLLATERAL. Company’s obligations under this Note are secured by the Security Agreements (as defined in the Purchase Agreement).

11. UNCONDITIONAL OBLIGATION; NO OFFSET. Borrower acknowledges that this Note is an unconditional, valid, binding and enforceable obligation of Borrower not subject to offset, deduction or counterclaim of any kind. Borrower hereby waives any rights of offset it now has or may have hereafter against Lender, its successors and assigns, and agrees to make all payments due hereunder in accordance with the terms of this Note.

12. NO USURY. If any provision of this Note would oblige Borrower to make any payment of interest or other amount payable to Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: (i) first, by reducing the amount or rate of interest; and (ii) thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid which would constitute interest for purposes of Section 347 of the Criminal Code (Canada).

13. ATTORNEYS’ FEES. If this Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Lender otherwise takes action to collect overdue amounts due under this Note or to enforce the provisions of this Note, then Borrower shall pay the reasonable costs incurred by Lender for such collection, enforcement or action including, without limitation, reasonable attorneys’ fees and disbursements.

14. GOVERNING LAW; VENUE. This Note shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the internal laws of the State of Utah, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Utah or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Utah. The provisions set forth in the Purchase Agreement to determine the proper venue for any disputes are incorporated herein by this reference.

15. ARBITRATION OF DISPUTES. Borrower agrees that any dispute arising under this Note shall be subject to the Arbitration Provisions (as defined in the Purchase Agreement) set forth as an exhibit to the Purchase Agreement.

16. WAIVERS. Borrower hereby waives presentment, notice of nonpayment, notice of dishonor, protest, demand and diligence.

17. LOSS OR MUTILATION. On receipt by Borrower of evidence reasonably satisfactory to Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, on delivery of an indemnity agreement reasonably satisfactory in form and amount to Borrower or, in the case of any such mutilation, on surrender and cancellation of such Note, Borrower at its expense will execute and deliver, in lieu thereof, a new Note of like amount and tenor.

18. NOTICES. Any notice required or permitted hereunder shall be given in the manner provided in the subsection titled “Notices” in the Purchase Agreement, the terms of which are incorporated herein by this reference.

19. AMENDMENT AND WAIVER. This Note and its terms and conditions may be amended, waived or modified only in writing by Borrower and Lender.

20. SEVERABILITY. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted and the balance of this Note shall remain in full force and effect.

21. ASSIGNMENTS. Borrower may not assign this Note without the prior written consent of Lender. This Note may be offered, sold, assigned or transferred by Lender without the consent of Borrower.

22. FINAL NOTE. This Note, together with the other Transaction Documents, contains the complete understanding and agreement of Borrower and Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

23. Waiver of Jury Trial. BORROWER IRREVOCABLY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO DEMAND THAT ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR IN ANY WAY RELATED TO THIS NOTE OR THE RELATIONSHIPS OF THE PARTIES HERETO BE TRIED BY JURY. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, BORROWER ACKNOWLEDGES THAT IT KNOWINGLY AND VOLUNTARILY IS WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

24. TIME IS OF THE ESSENCE. Time is of the essence of this Note and each and every provision hereof in which time is an element.

25. LIQUIDATED DAMAGES. Lender and Borrower agree that in the event Borrower fails to comply with any of the terms or provisions of this Note, Lender’s damages would be uncertain and difficult (if not impossible) to accurately estimate because of the parties’ inability to predict future interest rates and other relevant factors. Accordingly, Lender and Borrower agree that any fees, balance adjustments, default interest or other charges assessed under this Note are not penalties but instead are intended by the parties to be, and shall be deemed, liquidated damages.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Borrower has caused this Note to be issued as of the date first set forth above.

BORROWER:

GRAFITI HOLDING, INC.

By:	/s/ Nadir Ali
Nadir Ali, CEO

[Signature Page to Secured Promissory Note]